EXHIBIT 99.1
4Q 2024 Earnings Release

FOR IMMEDIATE RELEASE	January 31, 2025

ExxonMobil Announces 2024 Results
•Business transformation drove industry-leading 2024 financial performance1
•Delivered $33.7 billion in earnings and $55.0 billion in cash flow from operations – third best year in a decade
•Achieved record production in Permian and Guyana, and record sales volumes of high-value products
•Distributed $36.0 billion to shareholders – more than all but five companies in the S&P 5001
•Achieved $12.1 billion cumulative structural cost savings since 2019; more than offsetting inflation and growth

Results Summary

4Q24	3Q24	Change vs 3Q24	Dollars in millions (except per share data)	2024	2023	Change vs 2023
7,610	8,610	-1,000	Earnings (U.S. GAAP)	33,680	36,010	-2,330
7,394	8,610	-1,216	Earnings Excluding Identified Items (non-GAAP)	33,464	38,572	-5,108

1.72	1.92	-0.20	Earnings Per Common Share ²	7.84	8.89	-1.05
1.67	1.92	-0.25	Earnings Excl. Identified Items Per Common Share (non-GAAP) ²	7.79	9.52	-1.73

7,514	7,159	+355	Capital and Exploration Expenditures	27,551	26,325	+1,226
SPRING, Texas – January 31, 2025 – Exxon Mobil Corporation today announced fourth-quarter 2024 earnings of $7.6 billion, or $1.72 per share assuming dilution. Cash flow from operating activities was $12.2 billion and free cash flow was $8.0 billion. Capital and exploration expenditures, and cash capital expenditures were both $7.5 billion in the fourth quarter, bringing the full-year expenditures to $27.6 billion and $25.6 billion, respectively – both in line with full-year guidance. For full-year 2024, the company reported earnings of $33.7 billion, or $7.84 per share assuming dilution.

“Our transformed company delivered unmatched value in 2024,” said Darren Woods, chairman and chief executive officer. “The proof is in our performance. Operationally, we delivered strong results on safety, reliability, and emissions. Financially, we delivered some of our highest earnings and operating cash flow in a decade. We earned returns higher than our peers3 and well above our cost of capital, and we distributed more cash to shareholders than all but five companies in the entire S&P 5001.”

“As we look ahead, we’ve built a long runway of value creation. We’re confident we’ll deliver on the plans we laid out to generate significantly more earnings and cash – not only to 2030, but well beyond. Our unique investment opportunities give us profitable growth well into the future, which underpins our financial strength and ability to return significant cash to shareholders.”

1 Leading financial performance compared to IOCs include metrics such as earnings, cash flow from operations and total shareholder returns. Where applicable, individual metrics referencing the IOCs or S&P 500 are actuals for companies that reported results on or before January 30, 2025, or estimated using Bloomberg consensus as of January 30. IOCs include each of BP, Chevron, Shell and TotalEnergies.
2 Assuming dilution.
3 ROCE for ExxonMobil is 2024 full-year. ROCE for IOCs is based on public filings and estimated using available year-to-date third-quarter annualized figures.

Full-year Earnings Driver Analysis¹

YE23 to YE24 Cash Flow
Financial Highlights
•Full-year 2024 earnings were $33.7 billion versus $36.0 billion in 2023. Unfavorable 2023 identified items included a $2.0 billion impairment in California due to regulatory challenges restarting production and distribution from the now-divested Santa Ynez Unit assets. Earnings excluding identified items decreased as industry refining margins and natural gas prices declined from last year's historically high levels. Strong advantaged volume growth including record production from Guyana and Permian, and record high-value product sales volumes, more than offset lower base volumes from non-strategic asset divestments and scheduled maintenance. Structural cost savings partly offset higher expenses from depreciation, scheduled maintenance, new product development and 2025 project start-ups.
•Since 2019, the company achieved $12.1 billion of cumulative Structural Cost Savings, well beyond what any competitors have achieved, and more than offsetting inflation and growth. This includes $2.4 billion of savings during the year and $0.8 billion during the quarter. The company expects to deliver $18 billion of cumulative savings through the end of 2030 versus 2019.
•Return on capital employed led industry for the year at 12.7% and for the five-year average at 10.8%2.
•Generated strong cash flow from operations of $55.0 billion and free cash flow of $34.4 billion in 2024. Cash proceeds from asset sales totaled $5.0 billion. Free cash flow excluding a working capital increase of $1.8 billion was $36.2 billion, which covered industry-leading shareholder distributions of $36.0 billion3 – $16.7 billion of dividends and $19.3 billion of share repurchases, consistent with announced plans. In addition, the company delivered industry-leading total shareholder returns of 11%, 25% and 14% for the last one, three and five years3. As previously communicated, ExxonMobil plans to extend its annual $20 billion share-repurchase program through 2026.
•The Corporation declared a first-quarter dividend of $0.99 per share, payable on March 10, 2025, to shareholders of record of Common Stock at the close of business on February 12, 2025. The company raised its fourth-quarter dividend by 4% and has increased its annual dividend for 42 consecutive years.
•The debt-to-capital ratio was 13% and the net-debt-to-capital ratio was 6%4, reflecting a period-end cash balance of $23.2 billion.
1 The updated earnings drivers introduced in the first quarter of 2024 provide additional visibility into drivers of our business results. The company evaluates these drivers periodically to determine if any enhancements may provide helpful insights to the market. See page 9 for definitions of these drivers.
2 ROCE for ExxonMobil is 2024 full-year. ROCE for IOCs is based on public filings and estimated using available year-to-date third-quarter annualized figures.
3 Leading measures for the IOCs are actuals for companies that reported results on or before January 30, 2025, or estimated using Bloomberg consensus as of January 30. IOCs include each of BP, Chevron, Shell and TotalEnergies.
4 Net debt is total debt of $41.7 billion less $23.0 billion of cash and cash equivalents excluding restricted cash. Net-debt to-capital ratio is net debt divided by the sum of net debt and total equity of $270.6 billion.

EARNINGS AND VOLUME SUMMARY BY SEGMENT

Upstream
4Q24	3Q24	Dollars in millions (unless otherwise noted)	2024	2023
		Earnings/(Loss) (U.S. GAAP)
1,256	1,686	United States	6,426	4,202
5,242	4,472	Non-U.S.	18,964	17,106
6,498	6,158	Worldwide	25,390	21,308

		Earnings/(Loss) Excluding Identified Items (non-GAAP)
1,616	1,686	United States	6,786	5,691
4,667	4,472	Non-U.S.	18,389	17,918
6,283	6,158	Worldwide	25,175	23,609

4,602	4,582	Production (koebd)	4,333	3,738
•Upstream full-year earnings were $25.4 billion, $4.1 billion higher than 2023. Identified items for the year improved earnings by $0.2 billion versus the unfavorable $2.3 billion impact in 2023 mainly driven by the impairment of the now-divested Santa Ynez Unit assets in California due to regulatory challenges restarting production and distribution. Excluding identified items, earnings increased $1.6 billion due to advantaged assets volume growth from record Guyana and Permian production, and structural cost savings. These increases were partly offset by lower natural gas prices, higher depreciation expense, and lower base volumes from divestments of non-strategic assets and entitlements. Net production in 2024 was at the highest level in over ten years at 4.3 million oil-equivalent barrels per day, an increase of 16%, or 595,000 oil-equivalent barrels per day.
•Fourth-quarter earnings were $6.5 billion, an increase of $340 million from the third quarter driven by record production in Guyana and Permian, stronger natural gas prices, and favorable tax impacts, partly offset by lower crude realizations. Net production in the fourth quarter was 4.6 million oil-equivalent barrels per day, an increase of 20,000 oil-equivalent barrels per day versus the prior quarter.

Energy Products
4Q24	3Q24	Dollars in millions (unless otherwise noted)	2024	2023
		Earnings/(Loss) (U.S. GAAP)
296	517	United States	2,099	6,123
106	792	Non-U.S.	1,934	6,019
402	1,309	Worldwide	4,033	12,142

		Earnings/(Loss) Excluding Identified Items (non-GAAP)
330	517	United States	2,133	5,931
(7)	792	Non-U.S.	1,821	6,067
323	1,309	Worldwide	3,954	11,998

5,537	5,580	Energy Products Sales (kbd)	5,418	5,461
•Energy Products full-year 2024 earnings were $4.0 billion compared to $12.1 billion in 2023 due to significantly weaker industry refining margins, which declined from historically high levels as increased supply from industry capacity additions outpaced record global demand. Earnings improvement from structural cost savings and advantaged projects provided a partial offset to the impacts from higher scheduled maintenance and divestments.
•Fourth-quarter earnings totaled $402 million, a decrease of $907 million from the third quarter. Results were driven by unfavorable timing effects mainly from the absence of prior quarter favorable unsettled derivative mark-to-market impacts and weaker North America margins, partly offset by higher base volumes on strong reliability and recovery from the tornado at the Joliet refinery.

Chemical Products
4Q24	3Q24	Dollars in millions (unless otherwise noted)	2024	2023
		Earnings/(Loss) (U.S. GAAP)
230	367	United States	1,627	1,626
(110)	526	Non-U.S.	950	11
120	893	Worldwide	2,577	1,637

		Earnings/(Loss) Excluding Identified Items (non-GAAP)
273	367	United States	1,670	1,594
(58)	526	Non-U.S.	1,002	431
215	893	Worldwide	2,672	2,025

4,635	4,830	Chemical Products Sales (kt)	19,392	19,382
•Chemical Products 2024 earnings were $2.6 billion, an increase of $940 million versus 2023. Unfavorable 2023 identified items of $388 million were mainly associated with asset impairments and other financial reserves. 2024 earnings excluding identified items increased by $647 million compared to 2023. Despite continued bottom-of-cycle market conditions, overall margins improved as the company benefited from lower ethane feed costs at its advantaged North America assets and improved high-value product sales and realizations. Record high-value product sales more than offset lower base volumes from high-grading the portfolio product mix. Higher expenses primarily from planned maintenance and cost associated with advantaged projects starting up in 2025 were partly offset by structural cost savings.
•Fourth-quarter earnings were $120 million, compared to $893 million in the third quarter driven by weaker margins from increased North America ethane feed costs, seasonally higher expenses, and China Chemical Complex start-up preparation costs.

Specialty Products
4Q24	3Q24	Dollars in millions (unless otherwise noted)	2024	2023
		Earnings/(Loss) (U.S. GAAP)
350	375	United States	1,576	1,536
396	419	Non-U.S.	1,476	1,178
746	794	Worldwide	3,052	2,714

		Earnings/(Loss) Excluding Identified Items (non-GAAP)
354	375	United States	1,580	1,524
405	419	Non-U.S.	1,485	1,283
759	794	Worldwide	3,065	2,807

1,814	1,959	Specialty Products Sales (kt)	7,666	7,597
•Specialty Products delivered consistently strong earnings from its portfolio of high-value products. 2024 earnings were $3.1 billion, an increase of $338 million compared with 2023 driven by improved basestock and finished lubes margins, structural cost savings, and record high-value product sales volumes. These increases were partly offset by higher expenses including new product development costs, unfavorable foreign exchange impacts, and the absence of prior year favorable year-end inventory effects.
•Fourth-quarter earnings were $746 million, compared to $794 million in the third quarter. Higher expenses including new product development costs were mostly offset by favorable tax and year-end inventory impacts.

Corporate and Financing
4Q24	3Q24	Dollars in millions (unless otherwise noted)	2024	2023
(156)	(544)	Earnings/(Loss) (U.S. GAAP)	(1,372)	(1,791)
(186)	(544)	Earnings/(Loss) Excluding Identified Items (non-GAAP)	(1,402)	(1,867)
•2024 full-year net charges of $1,372 million decreased $419 million from 2023 due to lower financing costs.
•Corporate and Financing fourth-quarter net charges of $156 million decreased $388 million versus the third quarter due to lower financing costs which benefited from favorable foreign exchange movements.

CASH FLOW FROM OPERATIONS AND ASSET SALES EXCLUDING WORKING CAPITAL

4Q24	3Q24	Dollars in millions (unless otherwise noted)	2024	2023
7,955	8,971	Net income/(loss) including noncontrolling interests	35,063	37,354
6,585	6,258	Depreciation and depletion (includes impairments)	23,442	20,641
(1,552)	2,334	Changes in operational working capital, excluding cash and debt	(1,826)	(4,255)
(759)	6	Other	(1,657)	1,629
12,229	17,569	Cash Flow from Operating Activities (U.S. GAAP)	55,022	55,369

3,231	127	Proceeds from asset sales and returns of investments	4,987	4,078
15,460	17,696	Cash Flow from Operations and Asset Sales (non-GAAP)	60,009	59,447

1,552	(2,334)	Less: Changes in operational working capital, excluding cash and debt	1,826	4,255
17,012	15,362	Cash Flow from Operations and Asset Sales excluding Working Capital (non-GAAP)	61,835	63,702

(3,231)	(127)	Less: Proceeds associated with asset sales and returns of investments	(4,987)	(4,078)
13,781	15,235	Cash Flow from Operations excluding Working Capital (non-GAAP)	56,848	59,624

FREE CASH FLOW¹

4Q24	3Q24	Dollars in millions (unless otherwise noted)	2024	2023
12,229	17,569	Cash Flow from Operating Activities (U.S. GAAP)	55,022	55,369
(6,837)	(6,160)	Additions to property, plant and equipment	(24,306)	(21,919)
(2,261)	(294)	Additional investments and advances	(3,299)	(2,995)
1,615	87	Other investing activities including collection of advances	1,926	1,562
3,231	127	Proceeds from asset sales and returns of investments	4,987	4,078
20	—	Inflows from noncontrolling interest for major projects	32	124
7,997	11,329	Free Cash Flow (non-GAAP)	34,362	36,219

1,552	(2,334)	Less: Changes in operational working capital, excluding cash and debt	1,826	4,255
9,549	8,995	Free Cash Flow excluding Working Capital (non-GAAP)	36,188	40,474

¹ Free Cash Flow definition was updated in the second quarter of 2024 to exclude cash acquired from mergers and acquisitions and in the fourth quarter of 2024 to include inflows from noncontrolling interests for major projects, which are now shown as a separate investing line item and financing line item respectively in the Consolidated Statement of Cash Flows. See page 10 for definition.

RETURN ON AVERAGE CAPITAL EMPLOYED

Dollars in millions (unless otherwise noted)	2024	2023	2022	2021	2020
Net income/(loss) attributable to ExxonMobil (U.S. GAAP)	33,680	36,010	55,740	23,040	(22,440)
Financing costs (after-tax)
Gross third-party debt	(1,106)	(1,175)	(1,213)	(1,196)	(1,272)
ExxonMobil share of equity companies	(196)	(307)	(198)	(170)	(182)
All other financing costs – net	(252)	931	276	11	666
Total financing costs	(1,554)	(551)	(1,135)	(1,355)	(788)
Earnings/(loss) excluding financing costs (non-GAAP)	35,234	36,561	56,875	24,395	(21,652)

Total assets (U.S. GAAP)	453,475	376,317	369,067	338,923	332,750
Less: liabilities and noncontrolling interests share of assets and liabilities
Total current liabilities excluding notes and loans payable	(65,352)	(61,226)	(68,411)	(52,367)	(35,905)
Total long-term liabilities excluding long-term debt	(75,807)	(60,980)	(56,990)	(63,169)	(65,075)
Noncontrolling interests share of assets and liabilities	(8,069)	(8,878)	(9,205)	(8,746)	(8,773)
Add: ExxonMobil share of debt-financed equity company net assets	3,242	3,481	3,705	4,001	4,140
Total capital employed (non-GAAP)	307,489	248,714	238,166	218,642	227,137

Average capital employed (non-GAAP)	278,102	243,440	228,404	222,890	234,031

Return on average capital employed – corporate total (non-GAAP)	12.7%	15.0%	24.9%	10.9%	(9.3)%

Five-year average: Return on average capital employed (non-GAAP)	10.8%

CALCULATION OF STRUCTURAL COST SAVINGS

Dollars in billions (unless otherwise noted)	2019				2024
Components of Operating Costs
From ExxonMobil’s Consolidated Statement of Income (U.S. GAAP)
Production and manufacturing expenses	36.8				39.6
Selling, general and administrative expenses	11.4				10.0
Depreciation and depletion (includes impairments)	19.0				23.4
Exploration expenses, including dry holes	1.3				0.8
Non-service pension and postretirement benefit expense	1.2				0.1
Subtotal	69.7				74.0
ExxonMobil’s share of equity company expenses (non-GAAP)	9.1				9.6
Total Adjusted Operating Costs (non-GAAP)	78.8				83.6

Total Adjusted Operating Costs (non-GAAP)	78.8				83.6
Less:
Depreciation and depletion (includes impairments)	19.0				23.4
Non-service pension and postretirement benefit expense	1.2				0.1
Other adjustments (includes equity company depreciation and depletion)	3.6				3.7
Total Cash Operating Expenses (Cash Opex) (non-GAAP)	55.0				56.4

Energy and production taxes (non-GAAP)	11.0				13.9

		Market	Activity / Other	Structural Savings
Total Cash Operating Expenses (Cash Opex) excluding Energy and Production Taxes (non-GAAP)	44.0	+4.0	+6.6	-12.1	42.5

This press release also references Structural Cost Savings, which describes decreases in cash opex excluding energy and production taxes as a result of operational efficiencies, workforce reductions, divestment-related reductions, and other cost-saving measures, that are expected to be sustainable compared to 2019 levels. Relative to 2019, estimated cumulative Structural Cost Savings totaled $12.1 billion, which included an additional $2.4 billion in 2024. The total change between periods in expenses above will reflect both Structural Cost Savings and other changes in spend, including market drivers, such as inflation and foreign exchange impacts, as well as changes in activity levels and costs associated with new operations, mergers and acquisitions, new business venture development, and early-stage projects. Estimates of cumulative annual structural cost savings may be revised depending on whether cost reductions realized in prior periods are determined to be sustainable compared to 2019 levels. Structural cost savings are stewarded internally to support management's oversight of spending over time. This measure is useful for investors to understand the Corporation's efforts to optimize spending through disciplined expense management.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 8:30 a.m. Central Time on January 31, 2025. To listen to the event or access an archived replay, please visit www.exxonmobil.com.

Selected Earnings Driver Definitions
Advantaged volume growth. Represents earnings impact from change in volume/mix from advantaged assets, advantaged projects, and high-value products. See frequently used terms on page 11 for definitions of advantaged assets, advantaged projects, and high-value products.
Base volume. Represents and includes all volume/mix drivers not included in Advantaged volume growth driver defined above.
Structural cost savings. Represents after-tax earnings effect of Structural Cost Savings as defined on page 8, including cash operating expenses related to divestments that were previously included in "volume/mix" driver.
Expenses. Represents and includes all expenses otherwise not included in other earnings drivers.
Timing effects. Represents timing effects that are primarily related to unsettled derivatives (mark-to-market) and other earnings impacts driven by timing differences between the settlement of derivatives and their offsetting physical commodity realizations (due to LIFO inventory accounting).
Cautionary Statement
Statements related to future events; projections; descriptions of strategic, operating, and financial plans and objectives; statements of future ambitions, future earnings power, potential addressable markets, or plans; and other statements of future events or conditions in this release, are forward-looking statements. Similarly, discussion of future carbon capture, transportation and storage, as well as biofuels, hydrogen, ammonia, lithium, direct air capture, and other low carbon business plans to reduce emissions of ExxonMobil, its affiliates, and third parties, are dependent on future market factors, such as continued technological progress, stable policy support and timely rule-making and permitting, and represent forward-looking statements. Actual future results, including financial and operating performance; potential earnings, cash flow, or rate of return; total capital expenditures and mix, including allocations of capital to low carbon investments; realization and maintenance of structural cost reductions and efficiency gains, including the ability to offset inflationary pressure; plans to reduce future emissions and emissions intensity; ambitions to reach Scope 1 and Scope 2 net zero from operated assets by 2050, to reach Scope 1 and 2 net zero in heritage Upstream Permian Basin unconventional operated assets by 2030 and in Pioneer Permian assets by 2035, to eliminate routine flaring in-line with World Bank Zero Routine Flaring, to reach near-zero methane emissions from its operated assets and other methane initiatives, to meet ExxonMobil’s emission reduction goals and plans, divestment and start-up plans, and associated project plans as well as technology advances, including the timing and outcome of projects to capture and store CO2, produce hydrogen and ammonia, produce biofuels, produce lithium, create new advanced carbon materials, and use plastic waste as feedstock for advanced recycling; cash flow, dividends and shareholder returns, including the timing and amounts of share repurchases; future debt levels and credit ratings; business and project plans, timing, costs, capacities and returns; resource recoveries and production rates; and planned Pioneer and Denbury integrated benefits, could differ materially due to a number of factors. These include global or regional changes in the supply and demand for oil, natural gas, petrochemicals, and feedstocks and other market factors, economic conditions and seasonal fluctuations that impact prices and differentials for our products; changes in any part of the world in law, taxes, or regulation including environmental and tax regulations, trade sanctions, and timely granting of governmental permits and certifications; the development or changes in government policies supporting lower carbon and new market investment opportunities or policies limiting the attractiveness of future investment such as the additional European taxes on the energy sector and unequal support for different methods of emissions reduction; variable impacts of trading activities on our margins and results each quarter; actions of competitors and commercial counterparties; the outcome of commercial negotiations, including final agreed terms and conditions; the ability to access debt markets; the ultimate impacts of public health crises, including the effects of government responses on people and economies; reservoir performance, including variability and timing factors applicable to unconventional resources and the success of new unconventional technologies; the level and outcome of exploration projects and decisions to invest in future reserves; timely completion of development and other construction projects; final management approval of future projects and any changes in the scope, terms, or costs of such projects as approved; government regulation of our growth opportunities; war, civil unrest, attacks against the company or industry and other political or security disturbances; expropriations, seizure, or capacity, insurance or shipping limitations by foreign governments or laws; changes in market tariffs or decoupling of trade networks; changes in market strategy by national oil companies; opportunities for potential acquisitions, investments or divestments and satisfaction of applicable conditions to closing, including timely regulatory approvals; the capture of efficiencies within and between business lines and the ability to maintain near-term cost reductions as ongoing efficiencies; unforeseen technical or operating difficulties and unplanned maintenance; the development and competitiveness of alternative energy and emission reduction technologies; the results of research programs and the ability to bring new technologies to commercial scale on a cost-competitive basis; and other factors discussed under Item 1A. Risk Factors of ExxonMobil’s 2023 Form 10-K.
Actions needed to advance ExxonMobil’s 2030 greenhouse gas emission-reductions plans are incorporated into its medium-term business plans, which are updated annually. The reference case for planning beyond 2030 is based on the Company’s Global Outlook research and publication. The Outlook is reflective of the existing global policy environment and an assumption of increasing policy stringency and technology improvement to 2050. Current trends for policy stringency and deployment of lower-emission solutions are not yet on a pathway to achieve net-zero by 2050. As such, the Global Outlook does not project the degree of required future policy and technology advancement and deployment for the world, or ExxonMobil, to meet net zero by 2050. As future policies and technology advancements emerge, they will be incorporated into the Outlook, and the Company’s business plans will be updated accordingly. References to projects or opportunities may not reflect investment decisions made by the corporation or its affiliates. Individual projects or opportunities may advance based on a number of factors, including availability of supportive policy, permitting, technological advancement for cost-effective abatement, insights from the company planning process, and alignment with our partners and other stakeholders. Capital investment guidance in lower-emission investments is based on our corporate plan; however, actual investment levels will be subject to the availability of the opportunity set, public policy support, and focused on returns.
Forward-looking and other statements regarding environmental and other sustainability efforts and aspirations are not an indication that these statements are material to investors or requiring disclosure in our filing with the SEC. In addition, historical, current, and forward-looking environmental and other sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future, including future rule-making. The release is provided under consistent SEC disclosure requirements and should not be misinterpreted as applying to any other disclosure standards.
Frequently Used Terms and Non-GAAP Measures
This press release includes cash flow from operations and asset sales (non-GAAP). Because of the regular nature of our asset management and divestment program, the company believes it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities for the 2023 and 2024 periods is shown on page 6.
This press release also includes cash flow from operations excluding working capital (non-GAAP), and cash flow from operations and asset sales excluding working capital (non-GAAP). The company believes it is useful for investors to consider these numbers in comparing the underlying performance of the company's business across periods when there are significant period-to-period differences in the amount of changes in working capital. A reconciliation to net cash provided by operating activities for the 2023 and 2024 periods is shown on page 6.
This press release also includes Earnings/(Loss) Excluding Identified Items (non-GAAP), which are earnings/(loss) excluding individually significant non-operational events with, typically, an absolute corporate total earnings impact of at least $250 million in a given quarter. The earnings/(loss) impact of an identified item for an individual segment may be less than $250 million when the item impacts several periods or several segments. Earnings/(loss) excluding Identified Items does include non-operational earnings events or impacts that are generally below the $250 million threshold utilized for identified items. When the effect of these events is significant in aggregate, it is indicated in analysis of period results as part of quarterly earnings press release and teleconference materials. Management uses these figures to improve comparability of the underlying business across multiple periods by isolating and removing significant non-operational events from business results. The Corporation believes this view provides investors increased transparency into business results and trends and provides investors with a view of the business as seen through the eyes of management. Earnings excluding Identified Items is not meant to be viewed in isolation or as a substitute for net income/(loss) attributable to ExxonMobil as prepared in accordance with U.S. GAAP. A reconciliation to each of corporate earnings and segment earnings are shown for 2024 and 2023 periods in Attachments II-a and II-b. Earnings per share amounts are shown on page 1 and in Attachment II-a, including a reconciliation to earnings/(loss) per common share – assuming dilution (U.S. GAAP).
This press release also includes total taxes including sales-based taxes. This is a broader indicator of the total tax burden on the Corporation’s products and earnings, including certain sales and value-added taxes imposed on and concurrent with revenue-producing transactions with customers and collected on behalf of governmental authorities (“sales-based taxes”). It combines “Income taxes” and “Total other taxes and duties” with sales-based taxes, which are reported net in the income statement. The company believes it is useful for the Corporation and its investors to understand the total tax burden imposed on the Corporation’s products and earnings. A reconciliation to total taxes is shown in Attachment I-a.
This press release also references free cash flow (non-GAAP) and free cash flow excluding working capital (non-GAAP). Free cash flow is the sum of net cash provided by operating activities, net cash flow used in investing activities excluding cash acquired from mergers and acquisitions, and inflows from noncontrolling interests for major projects from financing activities. These measures are useful when evaluating cash available for financing activities, including shareholder distributions, after investment in the business. Free cash flow and free cash flow excluding working capital are not meant to be viewed in isolation or as a substitute for net cash provided by operating activities. A reconciliation to net cash provided by operating activities for the 2023 and 2024 periods is shown on page 6.
This press release also references cash capex (non-GAAP). Cash capex is the sum of additions to property, plant and equipment; additional investments and advances; and other investing activities including collection of advances; reduced by inflows from noncontrolling interests for major projects, each from the Consolidated Statement of Cash Flows. The company believes it is a useful measure for investors to understand the cash impact of investments in the business, which is in line with standard industry practice. A breakdown of cash capex is shown in Attachment V.
References to resources or resource base may include quantities of oil and natural gas classified as proved reserves, as well as quantities that are not yet classified as proved reserves, but that are expected to be ultimately recoverable. The term “resource base” or similar terms are not intended to correspond to SEC definitions such as “probable” or “possible” reserves. A reconciliation of production excluding divestments, entitlements, and government mandates to actual production is contained in the Supplement to this release included as Exhibit 99.2 to the Form 8-K filed the same day as this news release.
This press release also references return on average capital employed (ROCE) (non-GAAP). The Corporation's total ROCE is net income attributable to ExxonMobil, excluding the after-tax cost of financing, divided by total corporate average capital employed. The Corporation has consistently applied its ROCE definition for many years and views it as one of the best measures of historical capital productivity in our capital-intensive, long-term industry. Additional measures, which are more cash-flow based, are used to make investment decisions. A reconciliation to net income/(loss) attributable to ExxonMobil and to Total assets for 2023 and 2024 periods are shown on page 7.
The term “project” as used in this news release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports. Projects or plans may not reflect investment decisions made by the company. Individual opportunities may advance based on a number of factors, including availability of supportive policy, technology for cost-effective abatement, and alignment with our partners and other stakeholders. The company may refer to these opportunities as projects in external disclosures at various stages throughout their progression.
Advantaged assets (Advantaged growth projects) when used in reference to the Upstream business, includes Permian (heritage Permian and Pioneer), Guyana, and LNG.
Advantaged projects refers to capital projects and programs of work that contribute to Energy, Chemical, and/or Specialty Products segments that drive integration of segments/businesses, increase yield of higher value products, or deliver higher than average returns.
Base portfolio (Base) in our Upstream segment, refers to assets (or volumes) other than advantaged assets (or volumes from advantaged assets). In our Energy Products segment, refers to assets (or volumes) other than advantaged projects (or volumes from advantaged projects). In our Chemical Products and Specialty Products segments refers to volumes other than high-value products volumes.
Debt-to-capital ratio is total debt divided by the sum of total debt and equity. Total debt is the sum of notes and loans payable and long-term debt, as reported in the Consolidated Balance Sheet.
Government mandates (curtailments) are changes to ExxonMobil’s sustainable production levels as a result of production limits or sanctions imposed by governments.
Heritage Permian: Permian basin assets excluding assets acquired as part of the acquisition of Pioneer Natural Resources that closed in May 2024.
High-value products includes performance products and lower-emission fuels.
Lower-emission fuels are fuels with lower life cycle emissions than conventional transportation fuels for gasoline, diesel and jet transport.
Net-debt-to-capital ratio is net debt divided by the sum of net debt and total equity, where net debt is total debt net of cash and cash equivalents, excluding restricted cash. Total debt is the sum of notes and loans payable and long-term debt, as reported in the consolidated balance sheet.
Performance products (performance chemicals, performance lubricants) refers to products that provide differentiated performance for multiple applications through enhanced properties versus commodity alternatives and bring significant additional value to customers and end-users.
Total shareholder return (TSR) measures the change in value of an investment in common stock over a specified period of time, assuming dividend reinvestment. Shareholder return over a particular measurement period is calculated by: dividing (1) the sum of (a) the cumulative value of dividends received during the measurement period, assuming reinvestment, plus (b) the difference between the stock price at the end and at the beginning of the measurement period; by (2) the stock price at the beginning of the measurement period. Unless stated otherwise, dividends are assumed to be reinvested in stock at market prices at approximately the same time actual dividends are paid and total shareholder return is quoted on an annualized basis.
This press release also references Structural Cost Savings, for more details see page 8.
Unless otherwise indicated, year-to-date (“YTD”) means as of the last business day of the most recent fiscal quarter.
Reference to Earnings
References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Energy Products, Chemical Products, Specialty Products and Corporate and Financing earnings, and earnings per share are ExxonMobil’s share after excluding amounts attributable to noncontrolling interests.
Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, Esso, and XTO. For convenience and simplicity, those terms and terms such as Corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships. ExxonMobil's ambitions, plans and goals do not guarantee any action or future performance by its affiliates or Exxon Mobil Corporation's responsibility for those affiliates' actions and future performance, each affiliate of which manages its own affairs.
Throughout this press release, both Exhibit 99.1 as well as Exhibit 99.2, due to rounding, numbers presented may not add up precisely to the totals indicated.

ATTACHMENT I-a
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Preliminary)

Dollars in millions (unless otherwise noted)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Revenues and other income
Sales and other operating revenue	81,058	81,688	339,247	334,697
Income from equity affiliates	1,127	1,165	6,194	6,385
Other income	1,241	1,491	4,144	3,500
Total revenues and other income	83,426	84,344	349,585	344,582
Costs and other deductions
Crude oil and product purchases	46,393	46,352	199,454	193,029
Production and manufacturing expenses	10,833	9,893	39,609	36,885
Selling, general and administrative expenses	2,617	2,591	9,976	9,919
Depreciation and depletion (includes impairments)	6,585	7,740	23,442	20,641
Exploration expenses, including dry holes	186	139	826	751
Non-service pension and postretirement benefit expense	31	217	121	714
Interest expense	297	272	996	849
Other taxes and duties	6,671	6,515	26,288	29,011
Total costs and other deductions	73,613	73,719	300,712	291,799
Income/(Loss) before income taxes	9,813	10,625	48,873	52,783
Income tax expense/(benefit)	1,858	2,613	13,810	15,429
Net income/(loss) including noncontrolling interests	7,955	8,012	35,063	37,354
Net income/(loss) attributable to noncontrolling interests	345	382	1,383	1,344
Net income/(loss) attributable to ExxonMobil	7,610	7,630	33,680	36,010

OTHER FINANCIAL DATA
Dollars in millions (unless otherwise noted)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Earnings per common share (U.S. dollars)	1.72	1.91	7.84	8.89
Earnings per common share - assuming dilution (U.S. dollars)	1.72	1.91	7.84	8.89

Dividends on common stock
Total	4,371	3,839	16,704	14,941
Per common share (U.S. dollars)	0.99	0.95	3.84	3.68

Millions of common shares outstanding
Average - assuming dilution¹	4,413	4,010	4,298	4,052

Taxes
Income taxes	1,858	2,613	13,810	15,429
Total other taxes and duties	7,594	7,308	29,894	32,191
Total taxes	9,452	9,921	43,704	47,620
Sales-based taxes	5,614	5,792	22,676	24,693
Total taxes including sales-based taxes	15,066	15,713	66,380	72,313

ExxonMobil share of income taxes of equity companies (non-GAAP)	610	843	3,197	3,058

[1] Includes restricted shares not vested as well as 545 million shares issued for the Pioneer merger on May 3, 2024.

ATTACHMENT I-b
CONDENSED CONSOLIDATED BALANCE SHEET
(Preliminary)

Dollars in millions (unless otherwise noted)	December 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	23,029	31,539
Cash and cash equivalents – restricted	158	29
Notes and accounts receivable – net	43,681	38,015
Inventories
Crude oil, products and merchandise	19,444	20,528
Materials and supplies	4,080	4,592
Other current assets	1,598	1,906
Total current assets	91,990	96,609
Investments, advances and long-term receivables	47,200	47,630
Property, plant and equipment – net	294,318	214,940
Other assets, including intangibles – net	19,967	17,138
Total Assets	453,475	376,317

LIABILITIES
Current liabilities
Notes and loans payable	4,955	4,090
Accounts payable and accrued liabilities	61,297	58,037
Income taxes payable	4,055	3,189
Total current liabilities	70,307	65,316
Long-term debt	36,755	37,483
Postretirement benefits reserves	9,700	10,496
Deferred income tax liabilities	39,042	24,452
Long-term obligations to equity companies	1,346	1,804
Other long-term obligations	25,719	24,228
Total Liabilities	182,869	163,779

EQUITY
Common stock without par value
(9,000 million shares authorized, 8,019 million shares issued)	46,238	17,781
Earnings reinvested	470,903	453,927
Accumulated other comprehensive income	(14,619)	(11,989)
Common stock held in treasury
(3,666 million shares at December 31, 2024, and 4,048 million shares at December 31, 2023)	(238,817)	(254,917)
ExxonMobil share of equity	263,705	204,802
Noncontrolling interests	6,901	7,736
Total Equity	270,606	212,538
Total Liabilities and Equity	453,475	376,317

ATTACHMENT I-c
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Preliminary)

Dollars in millions (unless otherwise noted)	Twelve Months Ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income/(loss) including noncontrolling interests	35,063	37,354
Depreciation and depletion (includes impairments)	23,442	20,641
Changes in operational working capital, excluding cash and debt	(1,826)	(4,255)
All other items – net	(1,657)	1,629
Net cash provided by operating activities	55,022	55,369

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(24,306)	(21,919)
Proceeds from asset sales and returns of investments	4,987	4,078
Additional investments and advances	(3,299)	(2,995)
Other investing activities including collection of advances	1,926	1,562
Cash acquired from mergers and acquisitions	754	—
Net cash used in investing activities	(19,938)	(19,274)

CASH FLOWS FROM FINANCING ACTIVITIES
Additions to long-term debt	899	939
Reductions in long-term debt	(1,150)	(15)
Reductions in short-term debt	(4,743)	(879)
Additions/(Reductions) in debt with three months or less maturity	(18)	(284)
Contingent consideration payments	(27)	(68)
Cash dividends to ExxonMobil shareholders	(16,704)	(14,941)
Cash dividends to noncontrolling interests	(658)	(531)
Changes in noncontrolling interests	(791)	(894)
Inflows from noncontrolling interest for major projects	32	124
Common stock acquired	(19,629)	(17,748)
Net cash provided by (used in) financing activities	(42,789)	(34,297)
Effects of exchange rate changes on cash	(676)	105
Increase/(Decrease) in cash and cash equivalents	(8,381)	1,903
Cash and cash equivalents at beginning of period	31,568	29,665
Cash and cash equivalents at end of period	23,187	31,568

Non-Cash Transaction: The Corporation acquired Pioneer Natural Resources in an all-stock transaction on May 3, 2024, having issued 545 million shares of ExxonMobil common stock having a fair value of $63 billion and assumed debt with a fair value of $5 billion.

ATTACHMENT II-a
KEY FIGURES: IDENTIFIED ITEMS

4Q24	3Q24	Dollars in millions (unless otherwise noted)	2024	2023
7,610	8,610	Earnings/(Loss) (U.S. GAAP)	33,680	36,010

		Identified Items
(608)	—	Impairments	(608)	(3,040)
415	—	Gain/(Loss) on sale of assets	415	305
409	—	Tax-related items	409	348
—	—	Other	—	(175)
216	—	Total Identified Items	216	(2,562)

7,394	8,610	Earnings/(Loss) Excluding Identified Items (non-GAAP)	33,464	38,572

4Q24	3Q24	Dollars per common share	2024	2023
1.72	1.92	Earnings/(Loss) Per Common Share (U.S. GAAP) ¹	7.84	8.89

		Identified Items Per Common Share ¹
(0.14)	—	Impairments	(0.14)	(0.75)
0.10	—	Gain/(Loss) on sale of assets	0.10	0.08
0.09	—	Tax-related items	0.09	0.08
—	—	Other	—	(0.04)
0.05	—	Total Identified Items Per Common Share ¹	0.05	(0.63)

1.67	1.92	Earnings/(Loss) Excl. Identified Items Per Common Share (non-GAAP) ¹	7.79	9.52

¹ Assuming dilution.

ATTACHMENT II-b
KEY FIGURES: IDENTIFIED ITEMS BY SEGMENT

Fourth Quarter 2024	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions (unless otherwise noted)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	1,256	5,242	296	106	230	(110)	350	396	(156)	7,610

Identified Items
Impairments	(360)	(48)	(34)	(59)	(43)	(52)	(4)	(8)	—	(608)
Gain/(Loss) on sale of assets	—	385	—	—	—	—	—	—	30	415
Tax-related items	—	238	—	172	—	—	—	(1)	—	409
Total Identified Items	(360)	575	(34)	113	(43)	(52)	(4)	(9)	30	216

Earnings/(Loss) Excl. Identified Items (non-GAAP)	1,616	4,667	330	(7)	273	(58)	354	405	(186)	7,394

Third Quarter 2024	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions (unless otherwise noted)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	1,686	4,472	517	792	367	526	375	419	(544)	8,610

Total Identified Items	—	—	—	—	—	—	—	—	—	—

Earnings/(Loss) Excl. Identified Items (non-GAAP)	1,686	4,472	517	792	367	526	375	419	(544)	8,610

2024	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions (unless otherwise noted)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	6,426	18,964	2,099	1,934	1,627	950	1,576	1,476	(1,372)	33,680

Identified Items
Impairments	(360)	(48)	(34)	(59)	(43)	(52)	(4)	(8)	—	(608)
Gain/(Loss) on sale of assets	—	385	—	—	—	—	—	—	30	415
Tax-related items	—	238	—	172	—	—	—	(1)	—	409
Total Identified Items	(360)	575	(34)	113	(43)	(52)	(4)	(9)	30	216

Earnings/(Loss) Excl. Identified Items (non-GAAP)	6,786	18,389	2,133	1,821	1,670	1,002	1,580	1,485	(1,402)	33,464

2023	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions (unless otherwise noted)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	4,202	17,106	6,123	6,019	1,626	11	1,536	1,178	(1,791)	36,010

Identified Items
Impairments	(1,978)	(686)	—	—	(21)	(273)	—	(82)	—	(3,040)
Gain/(Loss) on sale of assets	305	—	—	—	—	—	—	—	—	305
Tax-related items	184	(126)	192	(48)	53	—	12	5	76	348
Other	—	—	—	—	—	(147)	—	(28)	—	(175)
Total Identified Items	(1,489)	(812)	192	(48)	32	(420)	12	(105)	76	(2,562)

Earnings/(Loss) Excl. Identified Items (non-GAAP)	5,691	17,918	5,931	6,067	1,594	431	1,524	1,283	(1,867)	38,572

ATTACHMENT III
KEY FIGURES: UPSTREAM VOLUMES

4Q24	3Q24	Net production of crude oil, natural gas liquids, bitumen and synthetic oil, thousand barrels per day (kbd)	2024	2023
1,468	1,444	United States	1,248	803
825	772	Canada/Other Americas	784	664
2	4	Europe	3	4
198	199	Africa	209	221
694	734	Asia	713	721
26	34	Australia/Oceania	30	36
3,213	3,187	Worldwide	2,987	2,449

4Q24	3Q24	Net natural gas production available for sale, million cubic feet per day (mcfd)	2024	2023
3,259	3,140	United States	2,887	2,311
94	103	Canada/Other Americas	101	96
349	350	Europe	352	414
149	140	Africa	152	125
3,183	3,347	Asia	3,322	3,490
1,297	1,289	Australia/Oceania	1,264	1,298
8,331	8,369	Worldwide	8,078	7,734

4,602	4,582	Oil-equivalent production (koebd)¹	4,333	3,738

[1] Natural gas is converted to an oil-equivalent basis at six million cubic feet per one thousand barrels.

ATTACHMENT IV
KEY FIGURES: MANUFACTURING THROUGHPUT AND SALES

4Q24	3Q24	Refinery throughput, thousand barrels per day (kbd)	2024	2023
1,957	1,855	United States	1,865	1,848
411	389	Canada	399	407
1,077	1,135	Europe	1,039	1,166
429	449	Asia Pacific	432	498
156	157	Other	165	149
4,030	3,985	Worldwide	3,900	4,068

4Q24	3Q24	Energy Products sales, thousand barrels per day (kbd)	2024	2023
2,848	2,822	United States	2,722	2,633
2,689	2,758	Non-U.S.	2,696	2,828
5,537	5,580	Worldwide	5,418	5,461

2,301	2,281	Gasolines, naphthas	2,251	2,288
1,817	1,796	Heating oils, kerosene, diesel	1,769	1,795
369	366	Aviation fuels	355	336
207	199	Heavy fuels	200	214
842	938	Other energy products	844	829
5,537	5,580	Worldwide	5,418	5,461

4Q24	3Q24	Chemical Products sales, thousand metric tons (kt)	2024	2023
1,682	1,707	United States	7,038	6,779
2,953	3,123	Non-U.S.	12,354	12,603
4,635	4,830	Worldwide	19,392	19,382

4Q24	3Q24	Specialty Products sales, thousand metric tons (kt)	2024	2023
433	488	United States	1,922	1,962
1,382	1,471	Non-U.S.	5,745	5,635
1,814	1,959	Worldwide	7,666	7,597

ATTACHMENT V
KEY FIGURES: CAPITAL AND EXPLORATION EXPENDITURES

4Q24	3Q24	Dollars in millions (unless otherwise noted)	2024	2023
		Upstream
3,193	3,017	United States	11,252	8,813
2,578	2,731	Non-U.S.	10,596	10,948
5,771	5,748	Total	21,848	19,761

		Energy Products
181	211	United States	756	1,195
525	370	Non-U.S.	1,610	1,580
706	581	Total	2,366	2,775

		Chemical Products
238	192	United States	739	751
373	333	Non-U.S.	1,332	1,962
611	525	Total	2,071	2,713

		Specialty Products
89	27	United States	145	63
63	66	Non-U.S.	270	391
152	93	Total	415	454

		Other
274	212	Other	851	622

7,514	7,159	Worldwide	27,551	26,325

CASH CAPITAL EXPENDITURES¹

4Q24	3Q24	Dollars in millions (unless otherwise noted)	2024	2023
6,837	6,160	Additions to property, plant and equipment	24,306	21,919
2,261	294	Additional investments and advances	3,299	2,995
(1,615)	(87)	Other investing activities including collection of advances	(1,926)	(1,562)
(20)	—	Inflows from noncontrolling interests for major projects	(32)	(124)
7,463	6,367	Total Cash Capital Expenditures (non-GAAP)	25,647	23,228

¹ Cash Capital Expenditures definition was updated in the fourth quarter of 2024 to include inflows from noncontrolling interests for major projects, which is now shown as a separate financing line item in the Consolidated Statement of Cash Flows. See page 10 for definition.

ATTACHMENT VI
KEY FIGURES: EARNINGS/(LOSS)

Results Summary

4Q24	3Q24	Change vs 3Q24	Dollars in millions (except per share data)	2024	2023	Change vs 2023
7,610	8,610	-1,000	Earnings (U.S. GAAP)	33,680	36,010	-2,330
7,394	8,610	-1,216	Earnings Excluding Identified Items (non-GAAP)	33,464	38,572	-5,108

1.72	1.92	-0.20	Earnings Per Common Share ¹	7.84	8.89	-1.05
1.67	1.92	-0.25	Earnings Excl. Identified Items per Common Share (non-GAAP) ¹	7.79	9.52	-1.73

7,514	7,159	+355	Capital and Exploration Expenditures	27,551	26,325	+1,226

¹ Assuming dilution.

3Q24 to 4Q24 Earnings Driver Analysis²

3Q24 to 4Q24 Cash Flow

[2] The updated earnings drivers introduced in the first quarter of 2024 provide additional visibility into drivers of our business results. The company evaluates these drivers periodically to determine if any enhancements may provide helpful insights to the market. See page 9 for definitions of these drivers.

ATTACHMENT VII
KEY FIGURES: EARNINGS/(LOSS) BY QUARTER

Dollars in millions (unless otherwise noted)	2024	2023	2022	2021	2020
First Quarter	8,220	11,430	5,480	2,730	(610)
Second Quarter	9,240	7,880	17,850	4,690	(1,080)
Third Quarter	8,610	9,070	19,660	6,750	(680)
Fourth Quarter	7,610	7,630	12,750	8,870	(20,070)
Full Year	33,680	36,010	55,740	23,040	(22,440)

Dollars per common share¹	2024	2023	2022	2021	2020
First Quarter	2.06	2.79	1.28	0.64	(0.14)
Second Quarter	2.14	1.94	4.21	1.10	(0.26)
Third Quarter	1.92	2.25	4.68	1.57	(0.15)
Fourth Quarter	1.72	1.91	3.09	2.08	(4.70)
Full Year	7.84	8.89	13.26	5.39	(5.25)

[1] Computed using the average number of shares outstanding during each period; assuming dilution.